UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
of the
SECURITIES EXCHANGE ACT OF 1934

Date of Event Requiring Report: December 1, 2008

WWA GROUP, INC.

(Exact name of registrant as specified in its charter)

NEVADA
(State or other jurisdiction of incorporation or organization)

000-26927 (Commission File Number)	77-0443643 (IRS Employer Identification Number)

Eric Montandon, Chief Executive Officer

600 East Baseline, Suite B3, Tempe, Arizona 85283
(Address of principal executive offices)

(480) 505-0070
(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, If Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

•     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

•     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

•     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

•     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.02      UNREGISTERED SALES OF EQUITY SECURITIES

On December 1, 2008 the board of directors of WWA Group, Inc. (the “Corporation”) approved the issuance of two million five hundred and sixty thousand (2,560,000) shares of the Corporation’s common stock to SPM Line Lift Machinery Exports, Ltd., pursuant to the exemption provided by Regulation S of the Securities Act of 1933, as amended, in exchange for the satisfaction of one million dollars ($1,000,000) in debt, or thirty nine cents ($0.39) per share.

Regulation S provides generally that any offer or sale that occurs outside of the United States is exempt from the registration requirements of the Securities Act, provided that certain conditions are met. Regulation S has two safe harbors. One safe harbor applies to offers and sales by issuers, securities professionals involved in the distribution process pursuant to contract, their respective affiliates, and persons acting on behalf of any of the foregoing (the “issuer safe harbor”), and the other applies to resales by persons other than the issuer, securities professionals involved in the distribution process pursuant to contract, their respective affiliates (except certain officers and directors), and persons acting on behalf of any of the forgoing (the “resale safe harbor”). An offer, sale or resale of securities that satisfied all conditions of the applicable safe harbor is deemed to be outside the United States as required by Regulation S.

The Corporation complied with the requirements of Regulation S of the Securities Act by: (i) having made no directed offering efforts in the United States, (ii) offering only to an offeree who was outside the United States at the time the securities were offered, and (iii) ensuring that the offeree to whom the securities were offered was a non-U.S. offeree with an address in a foreign country.

ITEM 9.01     FINANCIAL STATEMENTS AND EXHIBITS

(d)     Exhibits

The following exhibits are filed herewith:

10(i)     Loan Agreement with SPM Line Lift Machinery Exports, Ltd.

10(ii)     Notice of Conversion of Debt due to SPM Line Lift Machinery Exports, Ltd.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

WWA Group, Inc.                                                            Date

By: /s/ Eric Montandon                         January 10, 2009

Name: Eric Montandon

Title: Chief Executive Officer